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                                                                    Exhibit 23.4


The Board of Directors
Santa Elina Gold Corporation


We consent to the inclusion of our report dated April 9, 1996, with respect to the consolidated balance sheets of Santa Elina Gold Corporation ("Santa Elina") as of December 31, 1995 and 1994, and the related consolidated statements of operations and deficit and changes in financial position for the year ended December 31, 1995 and for the period from April 1, 1994 to December 31, 1994, which report appears in the Management Information Circular and Proxy Statement of Santa Elina, which document also constitutes the Prospectus of Echo Bay Mines Ltd. ("Echo Bay") included in the Registration Statement of Form S-4 of Echo Bay dated June 20, 1996 (the "Registration Statement").

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


KPMG Peat Marwick Thorne

Toronto, Canada

June 19, 1996